Exhibit 3.2.42

OLD OSI LLC

AMENDED AND RESTATED OPERATING AGREEMENT

This operating agreement (“Agreement”) of Old OSI LLC, a Delaware limited liability company (the “Company”) is entered into effective as of the 29th day of February, 2008, by and among the parties whose names are set forth as Members on Exhibit “A” attached hereto.

B A C K G R O U N D:

The parties hereto have caused the Company to be formed as a limited liability company and desire to enter into this Agreement to set forth their respective rights, duties and obligations with respect thereto.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS; OPERATION OF COMPANY

Section 1.01 Definitions. Within the context of this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act.

“Agreement” means this limited liability company operating agreement, as the same may be amended from time to time.

“Capital Account” means the account established and maintained for each Member in accordance with Section 2.04 of this Agreement.

“Capital Contribution” means the amount of money and the fair market value of any property contributed to the Company by a Member (net of any liabilities to which such property is subject or that are assumed by the Company in connection with such contribution).

“Certificate” means the certificate of formation for the Company, and any amendments thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company formed and operated pursuant to the terms of this Agreement.

“Indemnified Party” means any Manager and any officer, director, shareholder, partner, member, manager or agent of a Manager.

“Interest” means an ownership interest in the Company, including all of the rights and obligations in connection therewith under this Agreement and the Act.

“Managers” means the Persons designated as managers of the Company in accordance with Section 5.01 of this Agreement.

“Members” means the Persons designated as members on Exhibit “A” attached to this Agreement, and any Person subsequently admitted as a member in accordance with the terms of this Agreement.

“Net Distributable Proceeds” means gross cash or property received by the Company from all sources, increased by reductions in Reserves, and reduced by the portion used (i) to pay Company expenses, including debt service, (ii) to make investments and capital expenditures, and (iii) to fund Reserves.

“Percentage Interest” means the percentage determined in accordance with Section 2.03 of this Agreement.

“Person” means any individual or any partnership, corporation, estate, trust, limited liability company or other legal entity.

“Profits” and “Losses” mean, for each Year or other period, an amount equal to the Company’s taxable income or loss for such Year or period, determined in accordance with §703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to §703(a)(1) of the Code shall be included in taxable income or loss), adjusted in accordance with the Regulations under §704(b) of the Code.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Required Interest” means Members who hold more than 99% of the Percentage Interests entitled to vote or consent on any matter.

“Reserves” means amounts set aside to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due, as determined in the sole discretion of the Managers.

“Transfer” means to sell, assign, exchange, pledge, or otherwise dispose of or encumber all or any portion of the specified property.

“Upper-Tier Entity” means any partnership, corporation, estate, trust, limited liability company or other legal entity that owns an Interest in the Company, either directly or through ownership of an equity interest in another Upper-Tier Entity.

“Year” means the tax and financial accounting period specified in Section 6.02.

Section 1.02 Formation; Name. The Company was formed by the filing of the Certificate by an authorized Person. The Members hereby agree to operate the Company as a limited liability company under the terms of this Agreement and the Act. Whenever the terms of this Agreement conflict with the Act, the terms of this Agreement shall control, except with respect to any matters contained in the Act that cannot be modified or waived by a limited liability company agreement. The Company shall be operated under the name “Old OSI LLC.” The Managers or an authorized Person shall file such other certificates and documents as are necessary to qualify the Company to conduct business in any jurisdiction in which the Company conducts business. A copy of the Certificate shall be provided to any Member on request.

Section 1.03 Registered Agent and Office; Principal Business Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Managers in accordance with the Act. The principal office of the Company and any other offices of the Company shall be located at such place, within or without the State of Delaware as shall be designated by the Managers.

Section 1.04 Purpose. The purpose and business of the Company is to engage in any business or activity that may be engaged in by a limited liability company under the Act, and do any and all acts and things necessary, appropriate, incidental to, or convenient for the furtherance and accomplishment of its purposes.

Section 1.05 Term. The term of the Company commenced on the date of filing of the Certificate, and the Company shall continue until the Company is terminated in accordance with this Agreement.

Section 1.06 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in the Member’s individual name or right, and each Member’s Interest shall be personal property for all purposes. The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

Section 1.07 Waiver of Partition. No Member shall either directly or indirectly take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to such Member’s Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

ARTICLE II

CAPITAL CONTRIBUTIONS; INTERESTS; CAPITAL ACCOUNTS

Section 2.01 Capital Contributions. The Capital Contributions of the Members are set forth on Exhibit “A” attached hereto.

Section 2.02 Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company.

Section 2.03 Percentage Interests. Each Member shall have the Percentage Interest in the Company set forth next to such Member’s name on Exhibit “A” attached hereto.

Section 2.04 Capital Accounts. A Capital Account shall be maintained and adjusted for each Member in accordance with §704(b) of the Code and the Regulations issued thereunder. Upon the happening of an event specified in Regulation §1.704-1(b)(2)(iv)(f)(5), Capital Accounts shall be adjusted in accordance with Regulation §1.704-1(b)(2)(iv)(g), unless the Managers determine that such adjustment is not necessary to reflect the economic arrangement among the Members.

Section 2.05 No Interest. No interest shall be paid on any Capital Contributions or Capital Account balance of any Member.

Section 2.06 No Deficit Make-Up. No Member shall be obligated to the Company or to any other Member solely because of a deficit balance in such Member’s Capital Account.

ARTICLE III

DISTRIBUTIONS

Section 3.01 Distributions of Net Distributable Proceeds. After making the Tax Distributions as provided in Section 3.03, Net Distributable Proceeds shall be distributed to the Members in accordance with their Percentage Interests at such times and in such amounts as shall be determined by the Managers.

Section 3.02 Amounts Withheld. The Company is authorized to withhold from distributions or with respect to allocations and pay over to any federal, state, local or foreign government any amounts required to be withheld with respect to any Member pursuant to any provisions of federal, state, local or foreign law. All amounts so withheld shall be treated as an advance against and correspondingly reduce amounts distributable to the Members pursuant to Section 3.01 (except for distributions constituting a return of capital). To the extent any amount withheld with respect to a Member pursuant to this Section 3.02 for any Year exceeds the amount distributable to such Member for such Year, such Member shall repay such excess to the Company within ten (10) days after such Member receives written notice from the Company of the amount of such excess.

Section 3.03 Tax Distributions. The Managers shall cause the Company to distribute to each Member for each year to the extent cash is available for distribution an amount of cash which equals (A)(i) the amount of net taxable income allocable to the Member in respect of such year (excluding for this purpose any increase in net taxable income allocable to the Partner pursuant to Section 704(c) of the Code or Regulation Section 1.704-1(b)(2)(iv)(g)), multiplied by (ii) the combined effective maximum individual federal and state income tax rate attributable to such taxable income (determined as if all Members were residents of the State of Delaware and taking into account the deductibility of state income taxes for federal income tax purposes), reduced by (B) any amounts withheld by the Company for state and federal income taxes with respect to the Member for such year (the “Tax Distribution”). Tax Distributions shall be made no later than ninety (90) days after the end of the Year, and may be made quarterly or on any other basis during the Year based upon the Manager’s estimates of the net taxable income for the Year. Tax Distributions shall be treated as an advance against and correspondingly reduce amounts otherwise distributable to the Member (other than amounts to be distributed as a return of capital), and not as additional distributions.

ARTICLE IV

PROFITS AND LOSSES

Section 4.01 General Allocation of Profits and Losses. After taking into account any special allocations pursuant to Section 4.02 and subject to any limitations contained therein, Profits or Losses for any Year or portion thereof shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their adjusted book value (as determined as determined under Treasury Regulation Section 1.704-1(b)(2)(iv)(g)), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Article III to the Members immediately after making such allocation.

Section 4.02 Special Allocations. Prior to making allocations to the Members pursuant to Section 4.01, the Company shall make any allocations that are required in order to comply with the rules of Regulation §1.704-2 concerning allocations attributable to nonrecourse liabilities, and the “qualified income offset” rules of Regulation §1.704-1(b)(2)(ii)(d). No Losses or items of loss or deduction shall be allocated to a Member to the extent such allocation would cause such Member to have a negative Capital Account balance that exceeds the amount such Member is obligated to restore or treated as obligated to restore to the Company pursuant to Regulation §1.704-1(b)(2)(ii)(c), Regulation §1.704-2(g), and Regulation §1.704-2(i)(5).

Section 4.03 Allocation During Year. For purposes of determining Profits, Losses, or any other items allocable to any period ending on a date other than the last day of the Company’s Year, Profits, Losses, and any such other items shall be allocated among such periods using such method permitted by §706 of the Code and the Regulations thereunder as shall be chosen by the Managers.

Section 4.04 Tax Allocations. Except as otherwise required by §704(c) of the Code or Regulation §1.704-1(b)(2)(iv)(g), items of income, gain, loss and deduction as determined for federal income tax purposes shall be allocated in the same manner as the related items of Profits, Losses, or specially allocated items. Allocations pursuant to this Section 4.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE V

MANAGEMENT OF COMPANY

Section 5.01 General Provisions Concerning Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. No Member (other than in such Person’s capacity as a Manager) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company. The Company shall have two (2) Managers, each of who will be chosen by a Required Interest of the Members. Each Manager shall serve until death, resignation, or removal in accordance with this Agreement. Except as otherwise provided in this Agreement, all actions by the Managers on behalf of the Company shall require the consent of all of the Managers, provided, however, that the Managers may delegate to any Manager or other authorized Person authority to act on behalf of the Company with respect to specific matters. A Manager may resign at any time upon giving written notice of resignation to the Members and all other Managers. A Manager may be removed at any time (with or without cause) by the holders of a Required Interest of the Members. If a Manager ceases to serve as a Manager at any time for any reason, the resulting vacancy shall be filled by a Manager designated by the holders of a Required Interest of the Members.

Section 5.02 Meetings of Managers and Members; Written Consents. Meetings of the Managers may be called by any Manager. Meetings of the Members may be called by any Manager or at the request of Members holding a majority of the of the Percentage Interests of the Members. Any Manager or Member may participate in a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other at the same time or in sequence, and participation in a meeting pursuant to this provision shall constitute presence at the meeting. Any action required or permitted to be taken at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken shall be signed by the Managers or Members required to approve such action.

Section 5.03 Contracts with Affiliates. The Company may enter into contracts and agreements for property or services in the ordinary course of business with any Manager, Member or any

Person related to or affiliated with any Manager or Member, provided such contracts and agreements are on terms and conditions which are no less favorable to the Company than could be obtained by the Company in the same type of transaction with an independent third party.

Section 5.04 Appointment, Resignation and Removal of Officers. The Company may have officers consisting of a President, a Secretary, and a Treasurer, and such other officers or assistant officers as the Manager may from time to time deem advisable. The Manager may refrain from filling any of the said offices at any time and from time to time. Officers shall be appointed by the Manager at the time and in the manner as the Manager from time to time shall determine. Each officer shall serve until death, resignation, or removal in accordance with this Agreement. An officer may resign at any time upon giving notice of resignation to the Manager. An officer may be removed at any time (with or without cause) by the Manager.

ARTICLE VI

BOOKS AND RECORDS; TAX AND FINANCIAL MATTERS

Section 6.01 Books and Records. Proper and complete records and books of account of the Company shall be maintained at the principal place of business of the Company. The Company books shall be closed and balanced at the end of each Year. Each Member or duly authorized representative of a Member shall have access and the right to inspect such books and records during normal business hours, provided any information obtained thereby may be used solely for purposes related to the business of the Company or the Member’s Interest.

Section 6.02 Accounting Year. The year of the Company for tax and financial accounting purposes (“Year”) shall end on the last day of the month of December, or on such other date as is required under Section 706 or Section 708 of the Code.

Section 6.03 Reports and Tax Returns. Within ninety (90) days after the end of each Year (subject to reasonable delays in the event of difficulty in obtaining or compiling of tax information), the Company shall transmit to each Person who was a Member at any time during the Year the Schedule K-1 (IRS Form 1065) for the Person for such Year. The Member designated as the Tax Matters Member in accordance with Section 6.04 shall cause to be prepared and filed all tax returns for the Company, and all tax elections concerning the Company shall be made by such Tax Matters Member under the direction of the Managers. Each Member agrees that it shall not take on any of its original or amended income tax returns or claims for refund any position with respect to any Company item of income, gain, loss, deduction, or credit that is inconsistent with the treatment of such item by the Company on the Schedule K-1 without first consulting with the Tax Matters Member and attempting to resolve any difference over the proper treatment of such item.

Section 6.04 Tax Matters Member. The Managers shall designate a Member as the Tax Matters Member to be the “tax matters partner” under §6231(a)(7) of the Code. The Managers may designate a different Member to serve as the Tax Matters Member at any time.

Section 6.05 Banking. All funds of the Company shall be deposited in the name of the Company in such checking account or accounts as shall be designated by the Managers. All withdrawals therefrom are to be made upon checks signed by a Person or Persons authorized by the Managers.

ARTICLE VII

TRANSFERS, ADMISSIONS, AND WITHDRAWALS

Section 7.01 Transfers. Except as provided in this Agreement, no Member shall Transfer all or any portion of the Member’s Interest without the written consent of the Managers. The transferee shall pay all costs and expenses incurred by the Company in connection with such transfer. Any purported Transfer in violation of this Agreement shall be null and void. The restrictions on Transfers contained in this Article VII shall also apply to any equity interest in an Upper-Tier Entity.

Section 7.02 Admissions. Except as provided in this Agreement, no transferee of an Interest shall be admitted as a Member of the Company without the written consent of the Managers, and only if the transferee agrees to be legally bound by this Agreement as a Member and executes and delivers to the Company such documents and instruments as are necessary or appropriate in connection with the transferee becoming a Member. The transferee shall pay all costs and expenses incurred by the Company in connection with such admission. Any transferee of an Interest who is not admitted as a Member shall have the rights of an assignee with respect to distributions and Profits, Losses, and other allocations attributable to the transferred Interest, but shall have no rights as a Member under this Agreement or the Act. Notwithstanding the foregoing, the Interest of the assignee shall be subject to the restrictions contained in this Agreement applicable to Interests held by a Member.

Section 7.03 No Withdrawal. No Member shall have the right to withdraw from the Company prior to the dissolution and winding up of the Company.

Section 7.04 Transfers to Other Members and Certain Family Members and Trusts. Notwithstanding any other provision of this Agreement, any Member may transfer all or part of such Member’s Interest to such Member’s spouse, children, or grandchildren, or trust for the benefit of such Member’s spouse, children, or grandchildren, or to another Member without the consent of any Manager or Member. Any transferee of an Interest that is a permitted transferee under this Section 7.04 may, subject to Section 7.02, become a substituted Member.

ARTICLE VIII

TERMINATION AND DISSOLUTION

Section 8.01 Dissolution Events. The Company shall be terminated and dissolved only upon the election of either the Manager or the holders of a Required Interest of the Members to dissolve the Company or the entry of a final decree of judicial dissolution under the Act. The happening of any event that terminates the continued membership of a Member shall not cause a dissolution of the Company.

Section 8.02 Liquidation.

(a) Winding Up. Upon the dissolution of the Company, the Company’s business shall be liquidated in an orderly manner. The Managers shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof.

(b) Payments and Distributions. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(i) To the payment and discharge of all of the Company’s debts and liabilities, including any debts and liabilities owed to any Member, and to the expenses of liquidation;

(ii) To the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with the order of priority set forth in subsection (iii) below);

(iii) To and among the Members in accordance with Article III of this Agreement.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.01 Exculpation. No Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or the Members for any act or omission of the Indemnified Party on behalf of the Company, provided that the act or omission is not determined by a court to be due to such Indemnified Party’s willful misconduct or recklessness.

Section 9.02 Indemnification. The Company shall indemnify and hold harmless each Indemnified Party against any loss or damage (including attorneys’ and other professional fees) incurred by the Indemnified Party on behalf of the Company or in furtherance of the Company’s interests, without relieving the Indemnified Party of liability for willful misconduct or recklessness. The satisfaction of any indemnification shall be from and limited to Company’s assets and no Member shall have any liability on account thereof. The right to indemnification shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by the Indemnified Party in advance of the final disposition of any proceeding; provided, however, that the advance payment of such expenses shall be made only upon delivery to the Company of a written affirmation by such Indemnified Party of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification under this Agreement and a written undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Agreement or otherwise.

ARTICLE X

REPRESENTATIONS

Section 10.01 General. As of the date hereof, each of the Members makes each of the representations and warranties applicable to such Member as set forth in this Section 10.01, and such representations and warranties shall survive the execution of this Agreement.

(a) Due Incorporation or Formation; Authorization of Agreement. If such Member is a corporation, partnership, trust, limited liability company, or other legal entity, it is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership or company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

(b) No Conflict or Default. The execution, delivery, and performance of this Agreement and the consummation by such Member of the transactions contemplated hereby (i) will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, or any arbitrator, applicable to such Member, and (ii) will not conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, operating agreement, or other organizational documents of such Member, or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets are or may be subject.

(c) Governmental Authorizations. Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Agreement.

(d) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of such Member’s properties, assets, or businesses in any court or before or by any governmental department, board, agency, instrumentality, or arbitrator which, if adversely determined, could (or in the case of an investigation could lead to any action, suit, or proceeding which, if adversely determined, could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement.

Section 10.02 Investment Representations. Each Member represents and warrants that it has acquired its Interest for its own account as part of a transaction exempt from registration under the Securities Act of 1933, as amended, and applicable state law for investment purposes and not with a view to the resale or distribution thereof, and that it has had access to any and all information necessary to arrive at its decision to acquire its Interest. In addition to the restrictions on transfer of Interests otherwise set forth in this Agreement, no Interest may be sold, transferred, assigned or otherwise disposed of by any Member in the absence of registration under the Securities Act of 1933, as amended, and applicable state law, or an opinion of counsel experienced in securities matters and satisfactory to the Members that such assignment or other disposition will not be in violation of said Securities Act or state laws. No Member shall have any right to require registration of its Interest under said Securities Act or applicable state law and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely. Each Member further acknowledges that it understands that the effect of the foregoing representation and warranty and restriction on assignment or other disposition is generally to require that such Interest be held indefinitely unless it is registered or an exemption from registration is available.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Certification of Membership Interests. The membership interests may be certificated. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Old OSI LLC, and shall be a security for purposes of Article 8 of the Uniform Commercial

Code.” This provision shall not be amended, and no such purported amendment to this provision shall be effective, until all outstanding certificates have been surrendered for cancellation.

Section 11.02 Notices. All notices, approvals, consents, requests, instructions, and other communications (collectively “Communications”) required to be given in writing pursuant to this Agreement shall be validly given, made or served only when delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a reputable overnight or same day courier, addressed to the Company or the Member at the address that is on record at the principal office of the Company, or by facsimile to the number that is on record at the principal office of the Company. Any such Communication shall be treated as given under this Agreement when the Communication is delivered to such address or received at such facsimile number. The designation of the Person to receive such Communication on behalf of a Member or the address of any such Person for the purposes of such Communication may be changed from time to time by written notice given to the Company pursuant to this Section.

Section 11.03 Parties Bound; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns. Except for the Indemnified Parties, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto.

Section 11.04 Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law rules.

Section 11.05 Amendment. No change or modification to this Agreement shall be valid unless the same is in writing and signed by a Required Interest of the Members.

Section 11.06 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

Section 11.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

Section 11.08 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 11.09 Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

Section 11.10 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

Section 11.11 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such Member’s right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the Member giving the same.

Section 11.12 Other Business and Investment Ventures. Except as otherwise provided in this Agreement or any other agreement to which a Member is a party, each Member may engage in other business or investment ventures, including business or investment ventures in competition with the Company, and neither the Company nor the other Members shall have any rights in such business or investment ventures.

Section 11.13 Additional Instruments. Each Member agrees to execute and deliver such additional agreements, certificates, and other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEMBERS:

UNION SETTLEMENT ADMINISTRATOR, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary

UNION SETTLEMENT ADMINISTRATOR HOLDCO, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary

OLD OSI LLC

AMENDED AND RESTATED OPERATING AGREEMENT

Exhibit “A”

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

Member	Contribution		Percentage Interest
Union Settlement Administrator, Inc.	[	]	99%
Union Settlement Administrator Holdco, Inc.	[	]	1%

[OLD OSI OPERATING AGREEMENT]